UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2016

Sagent Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-35144

Delaware	98-0536317
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 N. Roselle Road, Suite 700, Schaumburg, Illinois 60195

(Address of principal executive offices, including zip code)

(847) 908-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On January 7, 2016, Sagent Pharmaceuticals, Inc. (“Sagent” or the “Company”) amended and restated its senior secured credit facility with JPMorgan Chase Bank, N.A. (the “Amended and Restated Credit Agreement”) by adding a Canadian tranche and joining Omega Laboratories Limited (“Omega”) as a borrower. The Amended and Restated Credit Agreement adds a C$30.0 million term loan (including a delayed draw term loan) to fund, among other things, Omega’s construction of a facility in Quebec. The Amended and Restated Credit Agreement also adds a C$10.0 million revolving facility sublimit to the existing revolving facility, with the total revolving commitment amount remaining at $80.0 million. The applicable margins for the Canadian prime rate and CDOR revolving loans are the same as the base rate and Eurodollar rates for the U.S. revolving loans at 1.00% and 2.00%, respectively. The margins for the Canadian term loans are 1.25% and 2.25% for Canadian prime rate and CDOR, respectively. The commitment fee rate remains 0.25%. The fixed charge coverage ratio remains at 1.00x.

The Canadian term loans are to be repaid in certain increments pursuant to the Amended and Restated Credit Agreement as the facility in Quebec is completed.

The foregoing summary of the Amended and Restated Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amended and Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 1.02.	Termination of a Material Definitive Agreement.

On January 7, 2016, Sagent (China) Pharmaceuticals Co., Ltd. (“SCP”), a wholly owned subsidiary of Sagent, terminated its credit facility pursuant to the Fixed Assets Committed Loan Facility Offer Letter, dated as of April 6, 2015, by and between JPMorgan Chase Bank (China) Company Limited, Shanghai Branch (“JPM China”) and SCP, including the Fixed Assets Committed Loan Facility Offer Letter Standard Terms and Conditions attached thereto (collectively, the “Offer Letter”). There were no loans outstanding at the time of the termination. Sagent and Sagent Pharmaceuticals also terminated the related Guaranty (“Guaranty”), dated as of April 6, 2015, by Sagent and Sagent Pharmaceuticals for the benefit of JPM China, in connection with the termination of the Offer Letter.

SCP originally entered into the Offer Letter for $18.0 million on April 6, 2015 to finance capital expenditures related to a production line expansion for injectable pharmaceutical products, with all amounts due and payable by April 6, 2020. Loan amounts bore a LIBOR margin of 3.25%. The credit facility was secured by SCP’s deposit accounts held at JPM China and the Guaranty.

No early termination fees were incurred as part of the termination of the Offer Letter or Guaranty. There are no material relationships between Sagent and JPM China.

Item 7.01.	Regulation FD Disclosure.

On January 13, 2016, Sagent Pharmaceuticals, Inc. (“Sagent” or the “Company”) will present at the 34th Annual J.P. Morgan Healthcare Conference. As part of the presentation, Sagent intends to use an investor presentation (the “Slide Presentation”). A copy of the Slide Presentation is furnished herewith as Exhibit 99.1 and has been posted to the Company’s website at http://investor.sagentpharma.com/events.cfm. A live audio webcast of the presentation will also be available in the investors section of our website and an archived replay of the presentation will be available on our website until February 16, 2016.

This information, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it will not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are being furnished with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement by and between Sagent Pharmaceuticals, Omega Laboratories Limited, JP Morgan Chase Bank, N.A., and JP Morgan Securities LLC, dated January 7, 2016

99.1	Sagent Pharmaceuticals, Inc. Slide Presentation, dated January 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT PHARMACEUTICALS, INC.

Date: January 11, 2016		/s/ Jonathon M. Singer
	Name:	Jonathon M. Singer
	Title:	Executive Vice President and Chief Financial Officer